Exhibit 10.3
SUB-ADVISORY AGREEMENT
     THIS SUB-ADVISORY AGREEMENT, dated as of May 19, 2008 (the “Sub-Advisory Agreement”), is entered into between CIP Leveraged Fund Advisors, LLC, a California limited liability company (“CLFA”) and CORNERSTONE LEVERAGED REALTY ADVISORS, LLC, a California limited liability company and wholly-owned subsidiary of CLFA (the “Advisor”) and SERVANT HEALTHCARE INVESTMENTS, LLC, a Florida limited liability company (the “Sub-Advisor”).
WITNESSETH
     WHEREAS, the Advisor has entered into that certain Advisory Agreement with the Company, a copy of which is attached hereto and incorporated herein by this reference to Exhibit “A” (the "Advisory Agreement”), whereby Advisor is performing certain functions for the benefit of the Company;
     WHEREAS, Cornerstone Ventures, Inc. (“CVI”) has entered into that certain Alliance Agreement dated as of the date hereof, by and between CVI and Servant Healthcare Investments, LLC (the "Operator”), a copy of which is attached hereto and incorporated herein by this reference to Exhibit “B” (the “Alliance Agreement”); and
     WHEREAS, the Advisor desires to avail itself of the knowledge, experience, sources of information, advice and assistance available to Sub-Advisor to source, acquire, finance, asset manage and dispose of real estate development and acquisitions in certain sectors in the United States for the benefit of the Company and to have the Sub-Advisor undertake the duties and responsibilities hereinafter set forth, all as provided herein; and
     WHEREAS, the Sub-Advisor is willing to undertake to render such services, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     1. Definitions. As used in this Sub-Advisory Agreement, the following terms have the definitions hereinafter indicated and any capitalized terms used in this Sub-Advisory Agreement which are not otherwise defined shall have the meaning ascribed to them in the Advisory Agreement and/or the Alliance Agreement:
     “Acquisition Expenses” means all expenses, excluding the fee payable to the Sub-Advisor pursuant to Section 9(a), incurred by the Advisor, the Sub-Advisor, or any Affiliate of either in connection with the Sub-Advisor’s sourcing, selection, evaluation and acquisition of, and or development of any property or other potential investment in, Properties or other Permitted Investments whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals and surveys, nonrefundable option payments on Properties or other Permitted Investments not acquired, accounting fees and expenses, computer use-related expenses, architectural and engineering reports, environmental reports, title insurance and escrow fees.
     “Acquisition Fees” means the fee payable to the Sub-Advisor pursuant to Section 9(a), plus any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in

connection with the making or investing in any Property, Loans, or other Permitted Investments or the purchase, development or construction of a Property by the Sub-Advisor.
     “Advisor” means (i) ClP LEVERAGED FUND ADVISORS, LLC, a Delaware limited liability company, or (ii) any successor advisor for the benefit of the Company.
     “Advisory Agreement” means that certain Advisory Agreement by and between the Advisor and the Company, a copy of which is attached hereto and incorporated herein by this reference to Exhibit “A”.
     “Affiliate” or “Affiliated” means, as to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person, directly or indirectly owning, controlling, or holding with the power to vote ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns ten percent (10%) or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
     “Alliance Agreement” means that certain Alliance Agreement by and between Cornerstone Ventures, Inc. and Servant Healthcare Investments, LLC, dated as of the date hereof a copy of which is attached hereto and incorporated herein by this reference to Exhibit “B”.
     “Appraised Value” means value according to an appraisal made by an Independent Appraiser.
     “Assets” means any and all GAAP assets including but not limited to Property and other Permitted Investments (including interests in Joint Ventures), tangible or intangible, owned or held by, or for the account of, the Company whether directly or indirectly through another entity or entities.
     “Asset Management Fee” has the meaning set forth in Section 8(b).
     “Average Invested Assets” means, for a specified period, the average of the aggregate GAAP basis book carrying values of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (or if such specified period is a single month, then the average of such values during such month).
     “Board of Directors” or “Board” means the individuals holding such office, as of any particular time, under the Charter of the Company, whether they are the Directors named therein or additional or successor Directors.
     “Bylaws” mean the bylaws of the Company, as the same may be amended from time to time.
     “Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).
     “Cash from Sales” means the net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its Assets after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (i)(C) of the definition of Sale, Cash From Sales means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. Cash from Sales shall not include Cash from Financings.
     “Cash from Sales and Financings” means Cash from Sales plus Cash from Financings.
     “Charter” means the charter of the Company, including the Articles of Incorporation and all Articles of Amendment, Articles Supplementary and other modifications thereto as filed with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, mid any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
     “Common Stock” means shares of the Company’s common stock, $0.001 par value per share, the terms and conditions of which are set forth in the Charter.
     “Common Stockholders” mean the registered holders of the Company’s Common Stock.
     “Company” means each of Cornerstone Growth & Income REIT, Inc. and Cornerstone Private Equity Fund, Inc., each a corporation organized under the laws of the State of Maryland.
     “Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.
     “Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct, supervise or coordinate leasehold or other improvements or projects, or to provide major repairs or rehabilitation on a Property.
     “Contract Sales Price” means the total consideration received by the Company for the sale of a Property.
     “Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and financing for such Property, either initially or at a later date.
     “Director” means an individual who is a member of the Board of Directors.
     “Disposition Fee” means the disposition fee as defined in Section 9(d) of this Sub-Advisory Agreement.
     “Distributions” mean any distributions of money or other property by the Company to the holders of the Common Stock, including distributions that may constitute a return of capital for federal income tax purposes.
     “GAAP” means accounting principles generally accepted in the United States.
     “Independent Appraiser” means a Person with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the Appraisal Institute shall be conclusive evidence of such qualification.
     “Internalization Event” means the purchase by the Company of the Advisor.
     “Invested Capital” means the amount calculated by multiplying the total number of shares of Common Stock issued by the Company by the price paid for each such share of Common Stock, reduced by an amount equal to the total number of shared of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.
     “Joint Venture” or “Joint Ventures” means any joint venture, general partnership or limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties or other Permitted Investments.
     “Leasing Agent” means an entity that has been retained to perform and carry out leasing activities for one or more of the Properties.
     “Loans” mean mortgage loans and other types of debt financing purchased by the Company.
     “Market Value” means the aggregate market value of all of the outstanding shares of Common Stock, measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period commencing 180 days following Listing.
     “NASAA” means the North American Securities Administrators Association, Inc.
     “NASAA Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, NASAA Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s Assets.
     “NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association in effect on the date hereof.
     “Offering” means an offering of Stock that is registered with the U.S. Securities and Exchange Commission, excluding Stock offered under any employee benefit plan.
     “Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of Stock, (iv) taxes, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on the Sale of Assets, and other expenses connected with the acquisition, disposition, and ownership of Assets (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property), and (vii) incentive fees paid in compliance with the NASAA REIT Guidelines.
     “Operating Expenses” means all direct and indirect costs and expenses incurred by the Company, as determined under GAAP, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of Stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on the Sale of Assets, and other expenses connected with the acquisition disposition and ownership of Assets (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property) and (vii) any incentive fees which may be paid in compliance with the NASAA REIT Guidelines.
     “Operating Partnership” means Cornerstone Growth & Income Operating Partnership, L.P., which is the partnership through which the Company may own Properties and other Permitted Investments.
     “Operating Partnership Agreement” means the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.
     “Operating Revenue Cash Flows” means the Company’s cash flow from ownership and operation of Properties, interests in properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, Permitted Investments, and short-term investments.
     “OP Unit” means a unit of limited partnership interest in the Operating Partnership.
     “Organization Expenses” mean any and all costs and expenses incurred by or on behalf of the Advisor and/or Sub-Advisor in fulfilling their respective duties hereunder and in connection with the formation and operation of the Advisor and/or Sub-Advisor including but not limited to the costs and expenses of this Sub-Advisory Agreement and of organizing, converting, modifying, merging, liquidating or dissolving any Sub-Advisor and/or Advisor entities.
     “Permitted Investments” means all investments that the Company may acquire pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board of Directors of the Company from time to time, other than short-term investments acquired for purposes of cash management.
     “Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     “Property” or “Properties” means the real properties or real estate investments which are transferred or conveyed to the Company either directly or through the Operating Partnership, Joint Ventures, partnerships or other entities, which are in the Sectors (as hereinafter defined) which are sourced through the Alliance Agreement.
     “Property Manager” means any entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
     “REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.
     “Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership sells, grants, transfers, conveys or relinquishes its ownership of any Property or other Permitted Investment or portion thereof, including the transfer (including by lease) of any Property that is the subject of a ground lease, and including any event with respect to any Property or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company or the Operating Partnership is a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or other Permitted Investment or portion thereof, including any event with respect to any Property or other Permitted Investment that gives rise to insurance claims or condemnation awards; but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties or other Permitted Investments within 180 days thereafter.
     “Sector or Sectors” means the sectors or categories of Property that may be funded under the Alliance and as more particularly set forth on Exhibit “C” attached hereto and incorporated herein by this reference.
     “Stock” means shares of capital stock of the Company of any class or series.
     “Stockholders” mean the registered holders of the Company’s Stock.
     “Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 6% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated and shall be calculated net of(1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 6% as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.
     “Stockholders’ 8% Return” means, as of any date, an aggregate amount equal to a 8% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 8% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 8% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 8%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 8% as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.

     “Stockholders’ 10% Return” means, as of any date, an aggregate amount equal to a 10% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 10% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 10% Return is being calculated and shall be calculated net of (I) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 10%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 10% as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.
     “Subordinated Performance Fee Due Upon Termination” has the meaning set forth in Section 9(g).
     “Subordinated Share of Cash Flows” has the meaning set forth in Section 9(e).
     “Tenants” mean the Persons or business entities that are leasing the Properties pursuant to fully executed, written lease agreements (or singularly referenced as a “Tenant”).
     “Termination Date” means the date of termination of this Sub-Advisory Agreement.
     2. Appointment. The Advisor hereby appoints the Sub-Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Sub-Advisory Agreement, and the Sub-Advisor hereby accepts such appointment.
     3. Authority of the Advisor. Subject to the terms and conditions set forth in the Advisory Agreement, the Advisor has the authority to review any investment opportunities or transactions presented by the Sub-Advisor to the Advisor for investment and/or ownership by the Company. Only the Company has the right to approve of any investment opportunities or transactions presented for investment and/or ownership by the Company.
     4. Duties of the Advisor. The Company is responsible for providing one hundred percent (100%) of the equity for acquisition, development and/or leasing projects presented to Advisor by Sub-Advisor which the Company approves in its sole and absolute discretion. The Advisor shall be responsible for reviewing and approving all Property acquisitions, development, leasing and dispositions presented by the Sub-Advisor and further obtaining the Company approval (through the approval of the Board of Directors) of any such Property acquisitions, development, leasing and dispositions. The Advisor shall further be responsible for all negotiations with Company, accounting, financial reporting, cash management, risk management and other necessary corporate reporting services for the Company and/or entity(ies) that own the Properties, including but not limited to reporting to national and state regulatory and governmental authorities and agencies.
     5. Authority of the Sub-Advisor. All rights and powers to manage and control the day-to-day business and affairs of the Properties and/or to cause the Tenants to manage and control the day-to-day business and affairs of the Properties shall be vested in the Sub-Advisor. The Sub-Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the day-to-day business and affairs of the Properties and/or to cause the Tenants to manage and control the day-to-day business and affairs of the Properties to such officers, employees, Affiliates, agents and representatives of the Sub-Advisor as it may from time to time deem appropriate. Any authority delegated by the Sub-Advisor to any other Person shall be subject to the limitations on the rights and powers of the Sub-Advisor specifically set forth in this Sub-Advisory Agreement. Notwithstanding the above, Advisor shall be primarily responsible for cash management.
     6. Duties of the Sub-Advisor. The Sub-Advisor undertakes to use its commercially reasonable efforts to perform its obligations as set forth in this Sub-Advisory Agreement, subject to the limitations set forth in this Sub-Advisory Agreement, including Sections 3 and 8, and subject to the limitations set forth in the Advisory Agreement. The Sub-Advisor shall, either directly or by engaging an Affiliate or a third party, or by causing a Property’s Tenant to do so, perform the following duties:
     (a) Presenting to the Advisor potential Properties and investments opportunities to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company;
     (b) Identifying and underwriting Properties for acquisition, development and/or leasing to present to the Advisor for approval;
     (c) Once such Properties are approved, structuring, pursuing, negotiating, contracting for, performing due diligence on, obtaining debt financing for and acquiring and/or developing Properties;
     (d) Managing the Properties on a day-to-day basis including negotiating with Tenants, prospective Tenants and service providers;
     (e) Performing all accounting and reporting functions for the Properties (provided however the Sub-Advisor shall not be responsible for REIT level accounting and reporting requirements but will comply with the Advisor’s reporting requirements);
     (f) Once approved by the Advisor and the Company, disposing of the Properties;
     (g) Fulfilling any Advisor duties as set forth in the Alliance Agreement that the Advisor reasonably delegates, with all necessary Company and Board of Directors’ approval and within the overall scope of this Sub-Advisory Agreement, to the Sub-Advisor in connection with the Properties;
     (h) Performing all other services reasonably requested by the Advisor within the overall scope of the Sub-Advisory Agreement.
     7. Bank Accounts. The Sub-Advisor as a part of its managing the Properties function may establish and maintain one or more bank accounts in its own name for the account of the Company and/or the Advisor or in the name of the Company and/or the Advisor and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and/or the Advisor, for such Properties, in accordance with the Advisor’s cash management policies and procedures, provided that no funds shall be commingled with the funds of the Sub-Advisor; and the Sub-Advisor shall from time to time render appropriate accountings of such collections and payments to the Advisor.
     8. Records; Financial Statements; Sarbanes-Oxley Act Compliance. The Sub-Advisor, in the conduct of its responsibilities pursuant to this Sub-Advisory Agreement, shall maintain adequate and separate books and records for the Properties’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded, using Yardi on the Advisor’s web-based application. Such books and records shall be the property of the Company and shall be available for inspection by the Advisor or its counsel, auditors, or other authorized agents at any time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Sub-Advisory Agreement. The Sub-Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Sub-Advisor delivers to the Advisor shall be prepared on an accrual basis in accordance with GAAP. The Sub-Advisor shall liaise with the Advisor’s officers and independent auditors and shall provide such officers and auditors with such reports and other information as the Advisor shall request. Notwithstanding anything to the contrary contained in this Sub-Advisory Agreement, the Advisor shall be responsible for accounting, financial reporting and other necessary corporate reporting services for the Company and/or entity(ies) that own the Properties, including but not limited to reporting to national and state regulatory and governmental authorities and agencies. The Sub-Advisor will comply (and will cause its Affiliates to comply) with the rules, regulations and provisions of The Sarbanes-Oxley Act of 2002, as amended and supplemented from time to time.
     9. Fees.
     (a) Acquisition Fees. As compensation for the investigation, selection and acquisition (by purchase, investment or exchange) of Properties and other Permitted Investments, the Advisor shall pay or shall cause the Company to pay Acquisition Fees to the Sub-Advisor for each such investment. With respect to the acquisition of a Property to be wholly owned by the Company, the Acquisition Fee payable to the Sub-Advisor shall equal sixty-two and five-tenths percent (62.5%) of the fee actually received by Cornerstone Leveraged Realty Advisors, LLC (“CRA”), pursuant to the Advisory Agreement. With respect to the acquisition of real property through any Joint Venture or partnership in which the Company is a co-venturer or partner, the Acquisition Fee payable to the Sub-Advisor shall equal sixty-two and five-tenths percent (62.5%) of the fee actually received by CRA. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Advisor or by the Company shall be subject to the limitations contained in the Company’s Charter. The Sub-Advisor shall submit an invoice to the Advisor following the closing or closings of each acquisition, accompanied by a computation of the Acquisition Fee.
     (b) Asset Management Fee. Subject to the overall limitations contained below in Section 10, commencing on the date hereof, the Advisor shall pay or shall cause the Company to pay the Sub-Advisor for the asset management services included in the services described in Section 6 a monthly fee (the “Asset Management Fee”) in an amount equal to fifty percent (50%) of the fee actually received by the Advisor with respect to the Properties.
     (c) Property Management, Leasing and Development Fees. If the Advisor and/or the Company retain the Sub-Advisor or its Affiliates to manage, lease or develop any of its Properties, the Advisor shall pay or shall cause the Company to pay the Sub-Advisor or its Affiliates a market-based fee in accordance with a separately negotiated Property Management, Leasing and/or Development Agreement to be approved by the Advisor, which such agreement may provide for fees similar to what other management, leasing or development companies generally charge for the management or leasing of similar properties, and which may include reimbursement for the costs and expenses the Sub-Advisor or its Affiliates incurs in managing, leasing or developing the Properties.
     (d) Disposition Fees. The Advisor shall pay to the Sub-Advisor or an Affiliate thereof at closing a Disposition Fee in an amount equal to sixty-six and two thirds percent (66-2/3%) of the fee actually received by the Advisor with respect to the Property.

     (e) Subordinated Share of Cash Flows. Solely with respect to the Properties, the Subordinated Share of Cash flows shall be payable to the Sub-Advisor in amount equal to sixty-six and two thirds percent (66-2/3%) of the sum of the following multiplied by a fraction, the numerator of which is the total amount of return on cost of the Properties for all Sectors having an average annual return on cost greater than 7% and the denominator of which is the total amount of return on cost of all of the real properties held by all Company sectors having an average annual return on cost greater than 7%.
(i)	5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (1) the Stockholders’ 6% Return and (2) Invested Capital; plus

(ii)	5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (I) the Stockholders’ 8% Return and (2) Invested Capital; plus

(iii)	5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (1) the Stockholders’ 10% Return and (2) Invested Capital,
     When determining whether the above thresholds have been met:
(A)	Any Stock dividend shall not be included as a Distribution;

(B)	Distributions paid on shares of Commons Stock redeemed by the Company (and thus not included in the determination of Invested Capital), shall not be included as Distribution, and

(C)	Operating Cash Flow and Cash from Sales and Financing shall not be considered available for purposes of determining whether the thresholds in subsections (ii) and (iii) have been met to the extent of payments out of Operating Cash Flow and Cash from Sales and Financings are used to pay the Subordinated Share of Cash Flows pursuant to subsections (i) and (ii), respectively.
     (f) Internalization Fees. Upon the occurrence of any Internalization Event, the Advisor shall pay or shall cause the Company to pay to the Sub-Advisor an amount equal to sixty-six and two thirds percent (66-2/3%) of all compensation paid to Advisor and Sub-Advisor for the Internalization Event multiplied by a fraction, the numerator of which is the total amount of return on cost of the Properties for all Sectors having an average annual return on cost greater than 7%, and the denominator of which is the sum of the total amount of return on cost of all of the real properties held by all Company sectors having an average annual return on cost greater than 7%, subject to the Internalization Event.
     (g) Subordinated Performance Fee Due Upon Termination. If (1) the Company terminates the Advisory Agreement for any reason (including but not limited to a material breach of the Advisor); (2) the Advisory Agreement is not renewed because the Company is unwilling to renew the Advisory Agreement on substantially similar terms; (3) CVI terminates the Advisory Agreement because of a material breach of the Advisory Agreement by the Company; (4) the Advisor terminates this Sub-Advisory Agreement for any reason other than a material breach hereof by the Sub-Advisor; or (5) the Sub-Advisor terminates this Sub-Advisory Agreement because of a material breach hereof by the Advisor, then, subject to the limitations in Section 16(a)(ii), the Advisor shall pay (to the extent the Company pays the Advisor) or shall cause the Company to pay the Subordinated Performance Fee Due Upon Termination, payable in the form of an interest bearing promissory note (the “Performance Fee Note”), in principal amount equal to sixty-six and two thirds percent (66-2/3%) of the Subordinated Performance Fee Due Upon Termination to the Advisor multiplied by a fraction, the numerator of which is the average annual return on cost of the Properties per all Sectors, and the denominator of which is the sum of the average annual returns on cost of all of the real properties held by the Company, in the form it receives.
     (h) Additional Fees, Consideration or Compensation. Without limiting any of the foregoing in this Section 9, the Sub-Advisor shall be entitled to receive, and the Advisor or the Company shall pay or shall cause to be paid, sixty-six and two thirds percent (66-2/3%) of the swn of any additional fees, consideration or compensation received by the Advisor, not previously identified herein, with respect to the Properties, including but not limited to sales to third parties ofthe Properties, the Advisor or the SubAdvisor, and calculated in a manner consistent with this Section 9.
     (i) Changes to Fee Structure. In the event of Listing, the Advisor and the SubAdvisor negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
     10. Expenses.
     (a) Reimbursable Expeuses. In addition to the compensation paid to the Sub-Advisor pursuant to Section 9 hereof, the Advisor shall pay directly or reimburse or shall cause the Company to pay directly or reimburse the Sub-Advisor for all of the expenses paid or incurred by the Sub-Advisor or its Affiliates on behalf of the Advisor and/or the Company in connection with the services provided pursuant to this Sub-Advisory Agreement solely to the extent the incurrence of such expenses by the Sub-Advisor were previously approved in writing by the Advisor, including, but not limited to:
(i)	Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties and other Permitted Investments, excluding such expenses incurred related to assets pursued or considered by but not ultimately acquired by the Company unless such acquisition was previously approved by the Company’s board;

(ii)	interest and other costs for borrowed money, including discounts, points and other similar fees related solely to Properties;

(iii)	costs associated with insurance required in connection with the businesses of the Properties,

(iv)	expenses of managing, improving, developing, operating and selling Properties; and

(v)	all such fees incurred at the request, or on behalf of, the Advisor or any committee of the Board of Directors.
     (b) Other Services. Should the Advisor and/or the Company request that the Sub-Advisor or any director, officer or employee thereof render services for the Advisor and/or the Company other than as set forth in Section 6, such services shall be separately compensated at such rates and in such amounts as are mutually agreed to by the Advisor and the Sub-Advisor, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Sub-Advisory Agreement.

     (c) Timing of and Additional Limitations on Reimbursements. Expenses incurred by the Sub-Advisor on behalf of the Company and reimbursable pursuant to this Section 10 shall be reimbursed no less frequently than monthly to the Sub-Advisor.
     11. Other Activities of the Sub-Advisor.
     (a) General. Nothing herein contained shall prevent the Sub-Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Sub-Advisor or its Affiliates; nor shall this Sub-Advisor Agreement limit or restrict the right of any manager, director, officer, employee, or equity holder of the Sub-Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Sub-Advisor shall report promptly to the Advisor the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Sub-Advisor’s obligations set forth herein and its obligations to or its interest in any other Person.
     (b) Policy with Respect to Allocation of Investment Opportunities. The Sub-Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to Advisor that is consistent with the investment policies and objectives of the Company.
     12. Time Commitment. The Sub-Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Advisor and the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Sub-Advisory Agreement. The Advisor acknowledges that the Sub-Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
     13. Relationship of Advisor and Sub-Advisor. The Advisor and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Sub-Advisory Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
     14. Non-Solicitation and Non-Competition. (a) By Company and/or Advisor. Until the third (3,d) anniversary of the Termination Date of this Sub-Advisory Agreement, the Company, the Advisor and/or any of their respective Affiliates shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Sub-Advisor or any employee of an Affiliate of the Sub-Advisor without the prior written consent of the Sub-Advisor; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any Internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Sub-Advisory Agreement and (ii) any hiring of any employee of the Sub-Advisor or any employee of an Affiliate of the Sub-Advisor will not be prohibited where such hiring is not the result of a solicitation by the Company or by the Advisor.
     (b) By Sub-Advisor. Until the third (3,d) anniversary of the Termination Date of this Sub-Advisory Agreement, the Sub-Advisor and/or any of its respective Affiliates shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Company, an employee of the Advisor, or any employee of an Affiliate of the Company or of the Advisor; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any Internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Sub-Advisory Agreement and (ii) any hiring of any employee of the Company, any employee of the Advisor, or any employee of an Affiliate of the Company or of the Advisor will not be prohibited where such hiring is not the result of a solicitation by the Sub-Advisor.
     15. Remedies. The parties hereby agree that in the event of a breach by either party to one or more of the provisions, agreements, or covenants set forth herein, the non-breaching party shall be entitled to any available remedies at law or in equity. The losing party hereby agrees to indemnify and pay the other party for any and all reasonable costs, fees, expenses, and attorney fees incurred by the party to obtain any relief pursuant to this provision.
     16. Representations and Warranties.
     (a) Of the Advisor. To induce the Sub-Advisor to enter into this Sub-Advisory Agreement, the Advisor hereby represents and warrants that:
(i)	The Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Sub-Advisory Agreement.

(ii)	The Advisor’s execution, delivery and performance of this Sub-Advisory Agreement have been duly authorized by its manager(s) and/or managing member(s). This Sub-Advisory Agreement constitutes the valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor’s execution and delivery of this Sub-Advisory Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, condition or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Advisor pursuant to, (iv) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Organization or Operating Agreement or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Sub-Advisory Agreement.

(iii)	The Advisor has received copies of the Articles of Organization of the Sub-Advisor and the Operating Agreement of the Sub-Advisor.
     (b) Of the Sub-Advisor. To induce the Advisor to enter into this Sub-Advisory Agreement, the Sub-Advisor hereby represents and warrants that:
(i)	The Sub-Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority and al material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Sub-Advisory Agreement.

(ii)	The Sub-Advisor’s execution, delivery and performance of this Sub-Advisory Agreement have been duly authorized by its manager(s) and/or managing member(s). This Sub-Advisory Agreement constitutes the valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms. The Sub-Advisor’s execution and delivery of this Sub-Advisory Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, condition or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Sub-Advisor pursuant to, (iv) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Organization or Operating Agreement or any law, statute, rule or regulation to which the Sub-Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Sub-Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Sub-Advisor to perform any of its obligations under this Sub-Advisory Agreement.

(iii)	The Sub-Advisor has received copies of the Articles of Organization of the Advisor, the Operating Agreement of the Advisor, the Charter, the Bylaws, the Registration Statement, and the Operating Partnership’s Limited Partnership Agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. The Sub-Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Articles of Organization of the Advisor, the Operating Agreement of the Advisor, the Charter, the Bylaws, the Registration Statement, and the Operating Partnership’s Limited Partnership Agreement in the absence of the express direction of the Advisor.
     17. Term. Subject to Section 18 hereof and unless otherwise mutually agreed upon by the parties, this Sub-Advisory Agreement shall continue in force for so long as the Advisor is the advisor of the Company.
     18. Termination.
     (a) Termination by the Advisor. This Sub-Advisory Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Sub-Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Sub-Advisor, (ii) any material breach of this Sub-Advisory by the Sub-Advisor not cured by the Sub-Advisor within thirty (30) days after written notice thereof, (iii) the termination or non-renewal of the Advisor by the Company. This Sub-Advisory Agreement may be terminated upon the occurrence and continuance of a Default (as defined in the Alliance Agreement) under the Alliance Agreement; (iv) a change in Control of the Sub-Advisor; or (v) at such point when two (2) of John Mark Ramsey, Kevin Maddron or Scott Larche is no longer employed by, manage, control or otherwise is actively involved in the day-to-day operations of the Sub-Advisor.
     (b) Termination by the Sub-Advisor. This Sub-Advisory Agreement may be terminated immediately by the Sub-Advisor in the event of (i) the bankruptcy of the Company or of the Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Company or of the Advisor, (ii) any material breach of this Sub-Advisory Agreement by the Advisor not cured by the Advisor within thirty (30) days after written notice thereof, (iii) any action of the Company and/or the Board which causes a change in the terms of this Sub-Advisory Agreement which is materially adverse to the Sub-Advisor, including without limitation for example purposes only, a reduction in Fees contemplated under Section 9.(j) herein, (iv) a change in Control of the Advisor, or (v) at such point when Terry G. Roussel no longer is employed by, manages, controls or is otherwise actively involved in the day to day operations of the Advisor, of CLFA, or of both. This Sub-Advisory Agreement may be terminated upon the occurrence and continuance of a Default (as defined in the Alliance Agreement) under the Alliance Agreement.
     The provisions of this Section and Sections I, 7, 9(g), 10(c), 13, 14, 19 through 30 survive termination of this Sub-Advisory Agreement.

     19. Payments to and Duties of Sub-Advisor upon Termination.
     (a) After the Termination Date, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within thirty (30) days after the effective date of such termination, only to the extent earned and paid to the Advisor, but not yet paid to the Sub-Advisor, the following:
(i)	all Acquisition Fees earned but not yet paid to Sub-Advisor, including Acquisition Fees on investment opportunities which have closed and Acquisition Fees on investment opportunities approved by the Company but not yet closed as of the Termination Date which do close subsequent to the Termination Date (payable upon closing of such investment opportunity);

(ii)	all Asset Management Fees earned but not yet paid to Sub-Advisor;

(iii)	all Disposition Fees earned but not yet paid to Sub-Advisor, including Disposition Fees on investment opportunities which have closed and Disposition Fees on investment opportunities under agreement to close but which have not yet closed as of the Termination Date, which do close subsequent to the Termination Date (payable upon closing of such investment opportunity);

(iv)	all unpaid reimbursable expenses and all earned but unpaid fees payable to the Sub-Advisor prior to termination of this Sub-Advisory Agreement; and

(v)	the Subordinated Performance Fee Due Upon Termination (to the extent paid by the Company or CVI).
     (b) The Sub-Advisor shall promptly upon termination:
(i)	pay over to the Company all money collected and held for the account of the Company pursuant to this Sub-Advisory Agreement, if any;

(ii)	deliver to the Advisor an accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Advisor;

(iii)	deliver to the Advisor all assets, including Properties, and documents of the Company then in the custody of the Sub-Advisor; and

(iv)	cooperate with the Advisor to provide an orderly transition of sub-advisory functions.
     20. Assignment to an Affiliate. This Sub-Advisory Agreement may not be assigned by any party without receipt of the other party’s prior written consent, which shall not be unreasonably withheld.
     21. [Omitted.]
     22. [Omitted.]
     23. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Advisor:	Cornerstone Leveraged Realty Advisors, LLC
1920 Main Street, Suite 400
Irvine, California 92614
Attention: Managing Member

To the Sub-Advisor:	Servant Healthcare Investments, LLC
1000 Legion Place, Suite 1650
Orlando, FL 32801
Attention: John Mark Ramsey
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.
     24. Modification. This Sub-Advisory Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
     25. Severability. The provisions of this Sub-Advisory Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     26. Construction. The provisions of this Sub-Advisory Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflict of law principles.
     27. Entire Agreement. This Sub-Advisory Agreement, subject to the Advisory Agreement, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Sub-Advisory Agreement may not be modified or amended other than by an agreement in writing.
     28. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Sub-Advisory Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     29. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     30. Titles/Caption Not to Affect Interpretation. The titles or captions of Sections and Subsections contained in this Sub-Advisory Agreement are for convenience only, and they neither form a part of this Sub-Advisory Agreement nor are they to be used in the construction or interpretation hereof.
     31. Execution in Counterparts. This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Sub-Advisory Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
(signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Sub-Advisory Agreement as of the date and year first above written.

CIP LEVERAGED FUND ADVISORS, LLC
By:	/s/ Terry G. Roussel
Terry G. Roussel, President

SERVANT HEALTHCARE INVESTMENTS, LLC
By:	/s/ John Mark Ramsey
John Mark Ramsey, CEO